Exhibit 99.1

ASIAINFO REPORTS 2005 THIRD QUARTER RESULTS

•	Net Revenue Meets Guidance, Growing 53% Year-Over-Year

•	Software Products and Services Revenue in Third Quarter Increases 59% Year-Over-Year; Service Revenue Grows 47% Year-Over-Year

•	Gross Margins Increase to 43%, Fourth Consecutive Quarter of Growth

•	Company Strengthens Focus on Core Telecom and IT Security Businesses Through Strategic Sale of Low-Margin Assets

•	Company Announces Changes to Board of Directors

BEIJING/SANTA CLARA, Calif. – October 26, 2005 - AsiaInfo Holdings, Inc. (Nasdaq: ASIA), (“AsiaInfo”) a leading provider of telecom software solutions and security products and services in China, today announced third quarter results for the period ended September 30, 2005.

Meeting guidance, net revenue (total revenues net of third party hardware cost) for the third quarter was US$22 million, an increase of 53% year-over-year and a 7% decrease sequentially. Earnings per basic share also met previously stated guidance of US$0.01.

Gross revenues for the third quarter were US$25.2 million, representing an increase of 26% year-over-year and a decrease of 7% sequentially. Gross margins grew to 43% in the third quarter compared to 42% in the year-ago period and 41% in the previous quarter. This represents AsiaInfo’s fourth consecutive quarter of growth in gross margins, a result of the Company’s continued focus on developing its high-margin core businesses.

“We are pleased to have met our revenue guidance for the quarter as we worked to complete AsiaInfo’s strategic restructuring,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Our telecom software and solutions business continued to gain market share with significant contracts signed for our leading BOSS solution. We also continued to see significant opportunities for Lenovo-AsiaInfo’s leading security products and services business.”

Mr. Zhang continued, “Going forward we will continue to focus on driving profitable growth in our core telecom software solutions and security products and services businesses. We expect the benefits of this approach to be reflected in our 2006 performance.”

Revenue from software products and solutions for the third quarter was US$15.3 million, an increase of 59% from the year-ago period and a decrease of 5% sequentially. Service revenue increased to US$6.3 million, a 47% increase year-over-year and an 11% sequential decrease.

Third-party hardware revenue in the quarter fell to US$3.6 million as the company continued its focus on high margin software solutions and services.

During the third quarter, Lenovo-AsiaInfo contributed approximately 26% to net revenue, including a 21% contribution to software products and solutions revenue and a 36% contribution to service revenue.

Total operating expenses for the quarter were US$11.4 million, an increase of 44% year-over-year and a 4% increase sequentially. The increase from the year-ago period is largely due to the expenses associated with the integration of Lenovo-AsiaInfo. Lenovo-AsiaInfo contributed 34% to operating expenses for both the third quarter and for the nine months ended September 30, 2005. Following the increase in operating expenses, AsiaInfo’s operating loss for the quarter was US$0.43 million, compared to a US$0.42 million operating profit in the year-ago period and a US$0.18 million operating profit in the second quarter.

Lenovo-AsiaInfo had an operating loss of US$2.1 million for the quarter, before overhead allocation and after the amortization of acquired intangible assets, due to the revenue decrease resulting from the ongoing business restructuring. Lenovo-AsiaInfo is expected to achieve healthy growth in 2006 as it focuses on developing its leading security products and services business.

Net income for the third quarter was US$0.43 million, or US$0.01 per basic share. Net income in the year-ago period was US$5.0 million or US$0.11 per basic share after a one-time investment gain of US$4 million, and US$0.83 million or US$0.02 per basic share, in the previous quarter. Operating cash flow for the quarter was US$6.3 million.

Strategic Sale of Assets

In line with AsiaInfo’s previously announced strategy of focusing on high margin core business lines, the Company announced in October that it had entered into an agreement to sell certain assets constituting its human resources and business intelligence software business to Hinge Software Co. Ltd. (“Hinge”). Under the terms of the sale, Hinge has agreed to purchase the assets in exchange for cash in the amount of RMB15 million (approximately US$1.85 million), and to assume certain liabilities associated with such assets. Hinge is obligated to pay the purchase price no later than the close of business on December 30, 2005. The payment of the purchase price is secured by 8% of the outstanding equity interests of Hinge. In connection with the sale, the Company has agreed to reinvest the cash proceeds for 5% of the outstanding equity interests of Hinge.

Changes to Board of Directors

The Company today announced that Mr. Chang Sun and Mr. Ying Wu have resigned from AsiaInfo’s Board of Directors, effective as of October 25, 2005; the Board of Directors has appointed Mr. Tom Manning to serve on the Company’s Board effective as of the same date.

AsiaInfo’s Chairman, James Ding, commented, “We are grateful to Chang Sun and Wu Ying for their many years of quality service as non-executive directors. In particular, Mr. Sun served on our Board for eight years and helped guide the company through a number of important milestones. At the same time, we are very pleased to be joined by Tom Manning. His years of management and IT-related experience in China make him an ideal candidate to help carry on our record as a leader in corporate governance.”

Mr. Manning is currently the Chairman of China Board Directors Limited, a board-level advisory firm based in Hong Kong and serves as an independent director of Bank of Communications, the fifth largest bank in China and a publicly-listed company on the Hong Kong Stock Exchange. Mr. Manning was formerly a Director of Bain & Company, where he served as a member of Bain’s China Board and head of Bain’s information technology strategy practice in Silicon Valley and Asia. A graduate of Harvard University and Stanford Graduate School of Business, he lives in Hong Kong and speaks Mandarin.

Fourth Quarter Guidance

AsiaInfo expects fourth quarter net revenue to be US$18 million to 20 million, equivalent to a year-over-year decrease of 13% to 22% and a quarterly decrease of 9% to 18%. Excluding impairment charges and associated diversified costs relating to the disposal of non-core businesses of US$18 million to 23 million, earnings per basic share for the quarter is expected to be US$0.00 to 0.01. On a GAAP basis, loss per basic share for the quarter is expected to be US$0.38 to 0.49.

For the 2005 fiscal year, net revenues are expected to be US$86 million to 88 million; earnings per basic share is expected to be US$0.06 to 0.07, excluding the above mentioned impairment charges and associated diversified costs. On a GAAP basis, loss per basic share for the 2005 fiscal year is expected to be US$0.33 to 0.46.

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2005	2004	2005	2004
Revenues:
Software products and solutions	15,254	9,614	47,464	28,615
Service	6,320	4,304	20,212	14,849
Third party hardware	3,646	6,088	14,060	31,031

Total revenues	25,220	20,006	81,736	74,495

Cost of revenues:
Software products and solutions	7,355	4,536	22,825	12,799
Service	3,435	1,328	11,900	5,904
Third party hardware	3,463	5,784	13,356	29,480

Total cost of revenues	14,253	11,648	48,081	48,183

Gross profit	10,967	8,358	33,655	26,312

Operating expenses:
Sales and marketing	5,361	3,092	15,202	8,687
General and administrative	2,548	2,413	7,638	6,396
Research and development	3,085	2,279	9,018	6,593
Amortization of acquired intangible assets	401	151	1,255	480

Total operating expenses	11,395	7,935	33,113	22,156

(Loss) income from operations	(428)	423	542	4,156

Other income (expenses):
Interest income	749	674	2,368	1,589
Gain on disposal of investment	11	4,018	(3)	4,018
Other income (expense), net	170	—	181	(20)

Total other income, net	930	4,692	2,546	5,587

Income before income taxes and equity in loss of an affiliate	502	5,115	3,088	9,743
Income tax expense	75	137	463	718
Equity in loss of an affiliate	—	—	—	42

Net income	427	4,978	2,625	8,983

Net income per share:
Basic	0.01	0.11	0.06	0.20
Diluted	0.01	0.11	0.06	0.19
Shares used in computation:
Basic	46,042,854	45,426,451	44,592,807	45,377,384
Diluted	47,413,803	46,705,356	45,911,250	46,988,388

Non-GAAP disclosure:
Total revenues net of third party hardware cost	21,757	14,222	68,380	45,015
Total cost of sales net of third party hardware cost	10,790	5,864	34,725	18,703

ASIAINFO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of US$, except share and per share amounts)

	As at
	Sept 30, 2005	Dec 31, 2004
ASSETS:
Current Assets:
Cash and cash equivalents	78,996	94,156
Restricted cash	15,500	15,625
Short term investments	53,845	56,949
Notes receivable	2,865	6,482
Accounts receivable, trade (net of allowances of 4,068 and 3,644 at Sept 30, 2005 and Dec 31, 2004 respectively)	50,919	58,352
Inventories	6,957	7,932
Current assets held-for-sale	6,623	—
Other current assets	12,093	10,483

Total current assets	227,798	249,979

Property, plant and equipment, net	2,600	1,895
Other assets	39,267	45,490

Total Assets	269,665	297,364

LIABILITY AND STOCKHOLDERS EQUITY
Current Liabilities:
Notes payable	2,423	5,720
Accounts payable	12,773	16,793
Accrued employee benefit	10,118	7,061
Deferred revenue	15,839	15,381
Income taxes payable	1,882	1,822
Other taxes payable	2,219	2,142
Current liabilities held-for-sale	313	—
Other current liabilities	16,761	46,653

Total current liabilities	62,328	95,572

Stockholders’ equity:
Common stock, 100,000,000 shares authorized; 0.01 par value, shares issued: Sept 30, 2005: 46,918,089; Dec 31, 2004: 46,473,532, shares issued and outstanding: Sept 30, 2005: 46,141,988; Dec 31, 2004: 46,314,706	469	465
Additional paid-in capital	215,146	211,394
Treasury stock	(4,027)	(868)
Accumulated deficit	(6,593)	(9,218)
Accumulated other comprehensive income	2,342	19

Total stockholders’ equity	207,337	201,792

Total Liabilities and Stockholders’ Equity	269,665	297,364

Third Quarter 2005 Conference Call

AsiaInfo will host a conference call to discuss third quarter earnings at 5:00pm Pacific Time/8:00pm Eastern Time today (Beijing/Hong Kong time: October 27, 2005 at 8:00am). The management team will be on the call to discuss yearly and quarterly results and highlights, and answer any questions. The dial-in number for the call is 1-719-457-2728. A replay will be available by dialing 888-203-1112 for US callers, 800-908-709 for Hong Kong callers, or 1-719-457-0820 for international callers with a personal identification number (PIN) of 2166140 between 8:00pm Pacific Time on October 26, 2005 until 8:00pm Pacific Time on November 3, 2005. Additionally, a live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

Reconciliation of Non-GAAP Measures

This earnings release contains a presentation of AsiaInfo’s net revenue, which represents total revenue net of hardware costs that are passed through to our customers. Under applicable U.S. securities regulations, net revenue is considered a “Non-GAAP financial measure”. We believe total revenues net of hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Pursuant to relevant regulatory requirements, we are providing in this release the following reconciliation of the Non-GAAP financial measure (Net Revenue) to the most directly comparable GAAP financial measure (Total Revenues).

	2005 Q3	2005 Q2	2004 Q3
	(in thousands of US dollars)
Net Revenue	21,757	23,447	14,222
Third Party Hardware Costs	3,463	3,637	5,784
Total Revenues	25,220	27,084	20,006

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality software and customer solutions to many of China’s largest enterprises. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of

China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued to diversify its product offerings and is now a major provider of enterprise software solutions in China.

For more information about AsiaInfo, please visit http://www.asiainfo.com.

The information contained in this document is as of October 26, 2005. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

US Contact:

ir@asiainfo.com

1-800-618-0588

408-970-9788

China Contacts:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

Cyrus Kanga

Ogilvy Public Relations Worldwide

Cyrus.Kanga@ogilvy.com

(+8610) 8520-6553